Exhibit 10.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

No. [●]
Issue Date: September [●], 2010

GEOSPATIAL HOLDINGS, INC.

10% SENIOR CONVERTIBLE REDEEMABLE NOTE

FOR VALUE RECEIVED, Geospatial Holdings, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of [●], or its assigns (the “Holder”), without demand, the sum of [●] Dollars ($[●]), with interest accruing at the rate described below.

This Note has been entered into pursuant to the terms of a Subscription Agreement, dated September [●], 2010 (the “Agreement”), among the Company and holders of the Company Notes (as defined below) and shall be governed by the terms of the Agreement.  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Agreement.

ARTICLE I
GENERAL PROVISIONS

1.1 Payments.  Interest payable on this Note shall accrue from September [●], 2010 (the “Issue Date”) at a rate per annum (the “Interest Rate”) equal to ten percent (10%), subject to adjustment pursuant to Section 1.2 (the “Interest”).  Interest shall be computed for actual days elapsed on the basis of a 360 day year consisting of twelve 30-day months.  The Company will pay interest on this Note entirely by increasing the principal amount of this Note (“PIK Interest”). Interest on this Note will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 2010.  PIK Interest will be payable by increasing the principal amount of this Note by an amount equal to the amount of PIK Interest for the applicable interest period (a “PIK Payment”). Following an increase in the principal amount of this Note as a result of a PIK Payment, this Note will accrue interest on such increased principal amount from and after the related interest payment date of such PIK Payment. References herein to the “principal amount” of the Note include any increase in the principal amount of the Note as a result of a PIK Payment.

The principal of this Note (the “Principal”) and accrued but unpaid Interest thereon shall, unless earlier converted or extended as provided herein, be payable in full on the date that shall be fifteen (15) months after the Issue Date (the “Initial Maturity Date”).  Upon any conversion in part by the Holder in accordance with Article II, the Holder and the Company shall in good faith recalculate the outstanding Principal and the accrued but unpaid Interest payable with respect to the converted portion.  Upon any full conversion by the Holder in accordance with Article II, all of the payments of Principal due hereunder shall terminate and no further due but unpaid Interest shall accrue. All payments shall be applied first to Interest that has become due pursuant to this Note and remains unpaid and then to the outstanding Principal of this Note.

1.2 Default Interest.   Upon the occurrence of an Event of Default (as defined below), the unpaid Principal on this Note shall bear interest at the rate of twelve percent (12%) per annum (the “Default Rate”) until such amount is paid in full. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.

1.3 Conversion Rights.  The conversion rights set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default.  The Note shall be payable in full on the Initial Maturity Date, First Extended Maturity Date, Second Extended Maturity Date or Third Extended Maturity Date, as applicable, except to the extent previously converted into common stock, par value $.001 per share, of the Company (the “Common Stock”) in accordance with Article II hereof.

1.4 Prepayment Option.  The Company may prepay in cash all or any portion of the outstanding principal amount of this Note, without penalty, on the 30th day following written notice to the Holder (the “Redemption Date”). The Holder shall have the right to convert any outstanding principal or interest in accordance with Article II hereof up until the Redemption Date.  If the Company elects to redeem the Notes and the Notes are not converted prior to the Redemption Date, the Company will be required to pay all remaining interest payable on the Notes had the Notes remained outstanding until the Initial Maturity Date, First Extended Maturity Date, Second Extended Maturity Date or Third Extended Maturity Date, as applicable.

1.5 Extension.

(a) If holders of Company Notes representing over 50% of the Conversion Shares then subject to all outstanding Notes (the “Majority Holders”), by written notice delivered to the Company not later than ten (10) days prior to the Initial Maturity Date, elect to extend the maturity of their Notes for a period of six months (the “First Extension Right”), then the Company shall grant the First Extension Right to all holders of Company Notes at the option of the Holder and (i) the entire unpaid principal balance of any such Note, together with all accrued but unpaid interest thereon, shall be due and payable on the date six months after the Initial Maturity Date (such date, the “First Extended Maturity Date”) and (ii) interest shall accrue and shall instead be payable in arrears on the First Extended Maturity Date.

(b) If the First Extension Right is exercised as provided in the first sentence of Section 1.5(a), and if the Majority Holders (as defined below), by written notice delivered to the Company not later than ten (10) days prior to the First Extended Maturity Date, elect to extend the maturity of their Notes for a period of six months after the First Extended Maturity Date (the “Second Extension Right”), then the Company shall grant the Second Extension Right to all holders of Company Notes at the option of the Holder and (i) the entire unpaid principal balance of any such Note, together with all accrued but unpaid interest thereon, shall be due and payable on the date six months after the First Extended Maturity Date (such date, the “Second Extended Maturity Date”) and (ii) interest shall accrue and shall instead be payable in arrears on the Second Extended Maturity Date.

(c) If the Second Extension Right is exercised as provided in the first sentence of Section 1.5(b), and if the Majority Holders (as defined below), by written notice delivered to the Company not later than ten (10) days prior to the Second Extended Maturity Date, elect to extend the maturity of their Notes for a period of six months after the Second Extended Maturity Date (the “Third Extension Right”), then the Company shall grant the Third Extension Right to all holders of Company Notes at the option of the Holder and (i) the entire unpaid principal balance of any such Note, together with all accrued but unpaid interest thereon, shall be due and payable on the date six months after the Second Extended Maturity Date (such date, the “Third Extended Maturity Date”) and (ii) interest shall accrue and shall instead be payable in arrears on the Third Extended Maturity Date.

ARTICLE II
CONVERSION RIGHTS

The Holder shall have the right to convert the Principal and accrued and unpaid Interest due under this Note into shares of the Company’s Common Stock, as set forth below.

2.1 Conversion into the Company’s Common Stock.

(a) The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid Principal portion of this Note, and accrued Interest on such portion, at the election of the Holder (the date of such conversion being a “Conversion Date”) into fully paid and non-assessable shares of Common Stock, as such stock exists on the date of this Note (such shares, the “Conversion Shares”), or any shares of capital stock of the Company into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the “Conversion Price”), determined as provided herein. Upon delivery to the Company of a completed Notice of Conversion, a form of which is annexed hereto, Company shall issue and deliver to the Holder within ten (10) business days from the Conversion Date (such third day being the “Delivery Date”) that number of Conversion Shares for the portion of the Principal, along with accrued but unpaid Interest, converted in accordance with the foregoing.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the Principal of the Note and accrued Interest to be converted, by the Conversion Price. No fractional shares shall be issued for any payment of Interest due under this Note.  As to any fraction of a share which Holder would otherwise be entitled to upon such payment of Interest, the Company shall round up to the next whole share.  Each conversion hereof shall constitute the re-affirmation by the Holder that the representations and warranties contained in the Subscription Agreement are true and correct in all material respects with respect to the Holder as of the time of such conversion. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the remaining Principal balance of this Note and Interest which shall not have been paid.

(b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be equal to $0.50.

(c) The Conversion Price and number and kind of shares of Common Stock or other securities to be issued upon conversion as determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this Note remains outstanding, as follows:

(i) Reorganization, Consolidation, Merger, etc.; Reclassification.  In case at any time or from time to time, the Company shall effect any merger, reorganization, restructuring, reverse stock split, consolidation, sale of all or substantially all of the Company’s assets or any similar transaction or related transactions (each such transaction, a “Fundamental Change”), then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Note, on the conversion hereof, at any time after the consummation of such Fundamental Change, shall receive, in lieu of the Conversion Shares issuable on such conversion prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation of a Fundamental Change if such Holder had so converted this Note, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 2.1(c)(iv).

If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(ii)   Dissolution.  In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of this Note after the effective date of such dissolution pursuant to this Article to a bank or trust company (a “Trustee”) as trustee for the Holder of this Note.

(iii)   Continuation of Terms. Upon any Fundamental Change or transfer (and any dissolution following any transfer) referred to in this Article, this Note shall continue in full force and effect and the terms hereof shall be applicable to any other securities and property receivable on the conversion of this Note after the consummation of such Fundamental Change or transfer or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Note as provided in Section 2.1(c)(iv). In the event this Note does not continue in full force and effect after the consummation of the transaction described in this Article II, then only in such event will the Company’s securities and property (including cash, where applicable) receivable by the Holder of the Notes be delivered to the Trustee as contemplated by Section 2.1(c)(ii).

(iv)   Extraordinary Events Regarding Common Stock. In the event that the Company shall (a) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Conversion Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Conversion Price then in effect. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 2.1(c)(iv). The number of Conversion Shares that the Holder of this Note shall thereafter, on the conversion hereof as provided in Article II, be entitled to receive shall be adjusted to a number determined by multiplying the number of Conversion Shares that would otherwise (but for the provisions of this Section 2.1(c)(iv)) be issuable on such conversion by a fraction of which (a) the numerator is the Conversion Price that would otherwise (but for the provisions of this Section 2.1(c)(iv)) be in effect, and (b) the denominator is the Conversion Price in effect on the date of such conversion.

(v) Effectiveness of Adjustment. An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(vi) Notice of Adjustment. Upon the happening of any event requiring an adjustment of the Conversion Price, the Company shall promptly give written notice thereof to the Holder at the address appearing in the records of the Company, stating the adjustments resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Failure to give such notice to the Holder or any defect therein shall not affect the legality or validity of the subject adjustment.

2.2 Reservation.  During the period the conversion right exists, the Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the conversion of the Company Notes, such number of Conversion Shares as shall from time to time equal the number of shares sufficient to permit the conversion of the Company Notes in accordance with their respective terms.  The Company agrees that all Conversion Shares issued upon due conversion of the Company Notes shall be, at the time of delivery of the certificates for such Conversion Shares, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company.

2.3 Fractional Shares.  No fractional shares shall be issued upon the conversion of this Note.  As to any fraction of a share which Holder would otherwise be entitled to upon such conversion, the Company shall round up to the next whole share.

ARTICLE III
EVENTS OF DEFAULT

Each of the following events shall constitute a default by the Company under this Note:

3.1 Failure to Pay Principal.  The Company fails to pay any installment of Principal or other sum due under this Note.

3.2 Receiver or Trustee.  The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.3 Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company.

3.4 Failure to Deliver Conversion Shares.  The Company’s failure to deliver Conversion Shares to the Holder pursuant to conversion of this Note.

3.5 Cure Period.  In each instance in Section 3.1 through 3.4 above, the Company shall be given prompt notice of such default by the Holder and shall have thirty (30) days from the date of receipt of such notice to remedy and cure such default.  If, after such thirty (30) day period, the default has not been remedied or cured, then such default will give rise to an “Event of Default” under this Article III.

3.6 Remedies upon an Event of Default.  Upon the occurrence of an Event of Default described under Section 3.1 through 3.4 above, at the option of the Holder hereof, either: (a) the Note shall continue to accrue interest at the Default Rate until such Event of Default has been remedied; or (b) all sums of Principal and Interest then remaining unpaid under this Note and all other amounts payable hereunder shall become immediately due and payable upon demand.  The Holder shall be entitled to recover from the Company all reasonable and documented expenses, attorneys’ fees and costs incurred therein or in the enforcement or collection of any judgment or award arising from such Event of Default.

ARTICLE IV
MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Subscription Agreement.

4.3 Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. The Company may from time to time supplement or amend this Note without the approval of any Company Notes (as defined below) in order to cure any ambiguity or to be correct or supplement any provision contained herein which may be defective or inconsistent with any other provision, or to make any other provisions in regard to matters or questions herein arising hereunder which the Company may deem necessary or desirable and which shall not materially adversely affect the interest of the Holder. This Note is one of a series of Notes of like tenor issued by the Company pursuant to the Transaction Documents (collectively, the “Company Notes”).  Any term of this Note may be amended or waived upon the written consent of the Company and the Majority Holders; provided, that (x) any such amendment or waiver must apply to all Company Notes; and (y) the Maturity Date may not be amended and the right to convert this Note may not be waived in any manner adverse to the Holder, without the written consent of the Holder.

4.4 Assignability.  This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5 GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.6 Severability.  If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

4.7 No Rights as Stockholder.  Prior to the conversion of this Note, the Holder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Note.

4.8 Board Observer. The Majority Holders, by written notice delivered to the Company, shall have the right from time to time to designate up to one non-voting board observer who will be entitled to attend all meetings of the Board and receive all notices and copies of all materials provided to the Board, provided that (i) such observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board, (ii) that at the Company’s request such observer shall enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (iii) the Company shall be entitled to exclude any such observer from such portions of a Board meeting to the extent such observer’s presence would be reasonably likely to result in the waiver of attorney-client privilege.

4.9 Registration Rights.  The Company has granted the Holder of this Note certain registration rights with respect to the Conversion Shares.  These registration rights are set forth in the Agreement.  The terms of the Agreement are incorporated herein by this reference.

4.10 Liquidation Event.  Upon any Liquidation Event, the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any other indebtedness of the Company or any class of capital stock of the Company, an amount equal to the sum of (i) the Principal, plus (ii) all accrued and unpaid Interest thereon, plus (iii) one-and-one-half times (1.5x) the aggregate principal amount then outstanding.  For purposes of this Note, “Liquidation Event” means a liquidation pursuant to a filing of a petition for bankruptcy under applicable law or any other insolvency or debtor’s relief, an assignment for the benefit of creditors, or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

4.11 Compliance with Securities Laws. The Holder of this Note, by acceptance hereof, acknowledges that this Note and the Conversion Shares to be issued upon conversion hereof are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose this Note or any Conversion Shares to be issued upon conversion hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.

4.12 Entire Agreement.  This Note, the Subscription Agreement and any other transaction documents (including all schedules and exhibits thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.  This Note and the Subscription Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

4.13 Section Headings.  The section headings in this Note are for the convenience of the Company and the Holder and in no way alter, modify, amend, limit or restrict the provisions hereof.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, as of the date first written above.

                                                                                                                                                                                               GEOSPATIAL HOLDINGS, INC.

                                                                                                                                                                                               By:_____________________
                                                                                                                                                                                                     Name:
                                                                                                                                                                                                     Title:

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

The undersigned hereby elects to convert $____________ of the Principal and accrued Interest with respect to such Principal of the Note issued by Geospatial Holdings, Inc. on September [●], 2010 into shares of Common Stock of Geospatial Holdings, Inc. according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:                                                           ___________________________

Conversion Price:                                                                ___________________________

Common Stock To Be Delivered:                                      ___________________________

Signature:                                                                             ___________________________

Print Name:                                                                           ___________________________

Address:                                                                               ___________________________